Exhibit 99.1

Press Release

For Release, 4:15 PM ET July 14, 2022

Neonode Announces Postponement of Annual Meeting of Stockholders

STOCKHOLM, SWEDEN, July 14, 2022 — Neonode Inc. (NASDAQ: NEON), announced today that its 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), scheduled for tomorrow has been postponed to a date to be determined by the Company’s board of directors. The Company’s board of directors will also establish a new record date for the 2022 Annual Meeting, and, based on this record date, the Company will deliver a new notice of the 2022 Annual Meeting to stockholders entitled to receive notice of such meeting.

For more information or questions, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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